FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President and CFO

(540) 829-1603

farrarj@vfgi.net

VIRGINIA FINANCIAL GROUP INC. ANNOUNCES

ACQUISITION OF EIGHT FIRST VIRGINIA BRANCHES

CULPEPER, Va., June 12 – Virginia Financial Group Inc. (NASDAQ: VFGI—news) today announced that it has signed a definitive agreement to acquire eight branches from the following First Virginia member banks: First Virginia Bank-Southwest, First Virginia Bank-Blue Ridge and First Virginia Bank-Colonial. The branches are located in Covington, Tazewell, Woodstock, Rocky Mount and Farmville.

The branches are being divested in connection with the pending BB&T Corporation/First Virginia Banks Inc. merger, scheduled to close in late June or early July. The sales were necessary because, after the merger, the combined BB&T and First Virginia organization would exceed federal guidelines for combined deposit market share in the Covington, Tazewell, Woodstock, Rocky Mount and Farmville communities.

The Virginia Financial Group acquisition, which is subject to regulatory approval, includes all deposit accounts, and the purchase of selected loans, fixed assets and real estate. At May 15, the eight branches reported deposits of $226 million and loans of $79 million.

Using March 31 balance sheet information for Virginia Financial Group, proforma assets and deposits would equal $1.36 billion and $1.21 billion, respectively. The proposed transaction is expected to close in the third quarter.

“This is a significant transaction for our company and our shareholders, and fits into our strategic growth plans,” said VFG President and Chief Executive Officer O. R. Barham Jr. “The Woodstock, Covington and Tazewell branches complement our existing franchises in the Shenandoah Valley, while the Rocky Mount and Farmville branches will integrate with our anticipated entrance into the Lynchburg market.”

“The transaction gives us an immediate market share of around 11 percent for those counties and communities on a combined basis. The transaction will be immediately accretive to earnings, and the level of accretion is attractive even under the most conservative assumptions.”

Virginia Financial Group Inc. is the $1.2 billion bank holding company for: Planters Bank & Trust Company of Virginia (Staunton), Second Bank & Trust (Culpeper), Virginia Heartland Bank (Fredericksburg) and Virginia Commonwealth Trust Company (Culpeper). The organization maintains a network of 30 branches serving the Shenandoah Valley and central and north central Virginia.

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This press release contains forward-looking statements as defined by federal securities laws. These statements may address certain results that are expected or anticipated to occur or otherwise state the company’s predictions for the future. A forward-looking statement in this press release encompasses any estimate, prediction, expectation, projection, opinion, anticipation, outlook or statement of belief herein. These particular forward-looking statements and all other statements that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Such factors include but are not limited to: general economic conditions, significant fluctuations in interest rates that could reduce net interest margin; difficulties in executing integration plans; regulatory environment; reduction of fee income from existing products due to market conditions; and the amount of growth in the company’s general and administrative expenses. Consequently, these cautionary statements qualify all forward-looking statements made herein. Please refer to VFG’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.vfgi.net.